UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 30, 2009

Venture Financial Group, Inc.
(Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

PO Box 5031
Lacey, WA 98509
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-491-4490

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of
Certain Officers.

(b)    As previously reported, on September 11, 2009, Venture Bank (the “Bank”), the wholly-owned subsidiary of Venture Financial Group, Inc. (the “Company”), was closed by the Washington Department of Financial Institutions, and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank. As the owner of all of the capital stock of the Bank, the Company will be entitled to the net recoveries, if any, following a liquidation or sale of the Bank or its assets by the FDIC. However, the Company does not anticipate that any recovery will be realized. The Company is considering options for winding down the affairs of the Company, which may include dissolution and winding up of the Company pursuant to Washington law. As the Company no longer serves as the holding company for the Bank, its ongoing activities are limited and the decision has been made to decrease the size of the board of directors and terminate the officers of the Company as described below.

In connection with the winding down of the Company, effective September 30, 2009, the Board of Directors terminated the continued employment of each of the Company’s remaining executive officers (Ken Parsons, CEO; James Arneson, President; Sandra Sager, Chief Financial Officer; and Leigh Baxter, Secretary). The following directors resigned effective on the dates indicated: Linda Buckner (September 24, 2009); Larry Schorno, Keith Brewe, Rick Panowicz, Sonny Bridges, Pat Martin and Jewell Manspeaker (September 28, 2009). Directors Ken Parsons and James Arneson remain as directors.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)	Effective September 28, 2009, the Board of Directors approved an amendment to the Company’s bylaws to change the required number of directors from a range of five to nine to a range of one to nine.

Item 9.01    Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date:	September 30, 2009	By:	/s/ James F. Arneson
James F. Arneson
Director